Exhibit J

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT, dated as of May 25, 2022 (the “Agreement”), is by and between Höegh LNG Holdings Ltd., a Bermuda exempted company (“Parent”), and Höegh LNG Partners LP, a Marshall Islands limited partnership (“MLP”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and MLP have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Parent, Höegh LNG GP LLC, a Marshall Islands limited liability company and the general partner of MLP (the “General Partner”), Höegh Merger Sub LLC, a Marshall Islands limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), and MLP, pursuant to which, upon the terms and subject to the conditions set forth therein, at the Effective Time, Merger Sub will merge with and into MLP (the “Merger”), with MLP surviving the Merger as a subsidiary of Parent;

WHEREAS, Parent is the Beneficial Owner (as defined below) of 15,257,498 MLP common units (the “Common Units”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to MLP entering into the Merger Agreement, Parent is entering into this Agreement with respect to the Common Units; and

WHEREAS, Parent is willing, subject to the limitations herein, not to Transfer (as defined below) any of its Common Units, and to vote its Common Units in a manner so as to facilitate consummation of the Merger and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I
GENERAL

Section 1.1            Definitions. This Agreement is the “Support Agreement” as defined in the Merger Agreement. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(a)           “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

(b)           “Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

(c)           “Transfer” means any direct or indirect offer, sale, assignment, pledge, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, assignment, pledge, disposition or other transfer (by operation of law or otherwise), of any Common Units owned by Parent, including in each case through the Transfer of any Person or any interest in any Person.

Article II
AGREEMENT TO RETAIN COMMON UNITS

Section 2.1            Transfer and Encumbrance of Common Units.

(a)           From the date of this Agreement until the earliest of (i) Unitholder Approval being obtained, (ii) the termination of the Merger Agreement pursuant to and in compliance with the terms thereof or (iii) the termination of this Agreement by the written consent of the parties hereto and the Conflicts Committee (such earliest date, the “Termination Date”), Parent shall not, with respect to any Common Units Beneficially Owned by Parent, (x) Transfer any such Common Units or (y) deposit any such Common Units into a voting trust or enter into a voting agreement or arrangement with respect to such Common Units or grant any proxy (except as otherwise provided herein) or power of attorney with respect thereto.

(b)           Notwithstanding Section 2.1(a), Parent may Transfer any Common Units to any Person that (1) is a party to an agreement with MLP with substantially similar terms as this Agreement or (2) as a condition to such Transfer, agrees in a writing, reasonably satisfactory in form and substance to MLP, to be bound by this Agreement, and delivers a copy of such executed written agreement to MLP prior to the consummation of such transfer.

(c)           Nothing in this Agreement shall restrict direct or indirect Transfers of equity or other interests in Parent (it being understood that Parent shall remain bound by this Agreement).

Section 2.2            Additional Purchases. From the date of this Agreement until the Termination Date, Parent agrees that it will not purchase or otherwise acquire any additional MLP common units other than the 15,257,498 Common Units of which it is the Beneficial Owner as of the date hereof.

Section 2.3            Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Common Units in violation of this Article II shall, to the fullest extent permitted by applicable Law, be null and void ab initio. If any involuntary Transfer of any of Parent’s Common Units shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Common Units subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

Article III
AGREEMENT TO VOTE

Section 3.1            Agreement to Vote. Prior to the Termination Date, Parent irrevocably and unconditionally agrees that it shall, at any Unitholders Meeting (whether annual or special and whether or not an adjourned or postponed meeting), however called, appear at such meeting or otherwise cause the Common Units to be counted as present at such meeting for purpose of establishing a quorum and vote, or cause to be voted at such meeting, all Common Units it owns:

(a)           in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger; and

(b)           against (i) any agreement, transaction or proposal that relates to any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or inconsistent with the Merger or matters contemplated by the Merger Agreement; (ii) any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or any of its Subsidiaries contained in the Merger Agreement; (iii) any action or agreement that would result in any condition to the consummation of the Merger or the transactions contemplated by the Merger Agreement set forth in Article VI of the Merger Agreement not being fulfilled; and (iv) any other action that would reasonably be expected to materially impede, interfere with, delay, discourage, postpone or adversely affect any of the transactions contemplated by the Merger Agreement, including the Merger, or this Agreement. Any attempt by Parent to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of), the Common Units in contravention of this Section 3.1 shall be null and void ab initio.

Notwithstanding anything to the contrary in this Agreement, Parent shall remain free to vote (or execute consents or proxies with respect to) the Common Units with respect to any matter other than as set forth in Section 3.1(a) and Section 3.1(b) in any manner Parent deems appropriate.

Section 3.2            Proxy. Parent hereby irrevocably appoints as its proxy and attorney-in-fact, the chairman of the Conflicts Committee and any person designated in writing by the chairman of the Conflicts Committee, each of them individually, with full power of substitution and resubstitution, to consent to or vote the Common Units as indicated in Section 3.1 above. Parent intends this proxy to be irrevocable and unconditional during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by Parent with respect to the Common Units (and Parent hereby represents that any such proxy is revocable). The proxy granted by Parent (i) shall be automatically revoked upon the occurrence of the Termination Date and (ii) may be terminated at any time by MLP (and the Conflicts Committee, on behalf of MLP) in its sole election by written notice provided to Parent.

Article IV
ADDITIONAL AGREEMENTS

Section 4.1            Waiver of Litigation. Parent agrees not to commence, join in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against MLP or any of its affiliates and each of their successors or directors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing) or (b) alleging a breach of any fiduciary duty of the MLP Board (or the Conflicts Committee) in connection with the negotiation and entry into this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

Section 4.2            Further Assurances. Parent agrees that from and after the date of this Agreement and until the Termination Date, it shall take no action that would reasonably be likely to adversely affect or delay the ability to perform its covenants and agreements under this Agreement.

Article V
REPRESENTATIONS AND WARRANTIES OF PARENT

Section 5.1             Representations and Warranties. Parent hereby represents and warrants as follows:

(a)           Ownership. Parent has, with respect to the Common Units, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to and full and exclusive power to vote, issue instructions with respect to the matters set forth in Article III, agree to all of the matters set forth in this Agreement and to Transfer the Common Units. The Common Units constitute all of the common units of MLP owned of record or beneficially by Parent as of the date of this Agreement.

(b)           Authority. Parent has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by MLP) constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles), and no other action is necessary to authorize the execution and delivery by Parent or the performance of Parent’s obligations hereunder.

(c)           No Violation. The execution, delivery and performance by Parent of this Agreement will not (i) violate any provision of any Law applicable to Parent; (ii) violate any order, judgment or decree applicable to Parent; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which Parent is a party or any term or condition of its Charter Documents, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on Parent’s ability to satisfy its obligations hereunder.

(d)           Consents and Approvals. The execution and delivery by Parent of this Agreement does not, and the performance of Parent’s obligations hereunder, require Parent to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Authority, except such filings and authorizations as may be required under the Exchange Act.

(e)           Absence of Litigation. To the knowledge of Parent, as of the date of this Agreement, there is no action pending against, or threatened in writing against Parent that would prevent the performance by Parent of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Merger, on a timely basis.

Article VI
MISCELLANEOUS

Section 6.1            Termination. This Agreement shall terminate on the Termination Date. Neither the provisions of this Section 6.1 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve Parent from any liability arising out of or in connection with a breach of this Agreement.

Section 6.2            Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed) or electronic transmission, or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

if to Parent to:

Höegh LNG Holdings Ltd.

Canon’s Court

22 Victoria Street

Hamilton, HM 12, Bermuda

Attention.:	Thor Jørgen Guttormsen, Interim President and Chief Executive Officer
Email:	thor.jorgen.guttormsen@Höeghlng.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

609 Main Street

Houston, Texas 77002

Attention:	Sean T. Wheeler, P.C.

Enoch Varner

Email:	sean.wheeler@kirkland.com;

enoch.varner@kirkland.com

if to MLP, to:

Höegh LNG Partners LP

Canon’s Court

22 Victoria Street

Hamilton, HM 12, Bermuda

Attention:	Håvard Furu, Interim Chief Executive Officer and Chief Financial Officer
Email:	havard.furu@Höeghlng.com

with a copy to each of (which shall not constitute notice) to:

Baker Botts L.L.P.

700 K Street, NW

Washington, DC 20001

Attention:	Catherine Gallagher

Michael Swidler

Email:	catherine.gallagher@bakerbotts.com;

michael.swidler@bakerbotts.com

Richards, Layton & Finger, P.A.

One Rodney Square, 920 North King Street

Wilmington, DE 19801

Attention:	Kenneth Jackman

Srinivas M. Raju

Email:	jackman@rlf.com;

raju@rlf.com

Section 6.3            Amendment; Waiver.

(a)           This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties; provided, however, that, MLP may not, without the prior written approval of the Conflicts Committee, agree to any amendment, modification or waiver of this Agreement.

(b)           No waiver of any term or provision of this Agreement shall be effective unless in writing, signed by the party against whom enforcement of the same is sought. The grant of a waiver in one instance does not constitute a continuing waiver in any other instances. No failure by any party to exercise, and no delay by any party in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof.

Section 6.4            Counterparts; Electric Signatures. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Signatures to this Agreement transmitted by electronic mail in.pdf form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document (including DocuSign), will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. No party shall be bound until such time as the other party has executed counterparts of this Agreement.

Section 6.5            Assignment and Binding Effect. Except in connection with a permitted Transfer pursuant to Article II, no party may assign, delegate or otherwise transfer this Agreement or any of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the other parties, and any such attempted assignment, delegation or transfer shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, permitted transferees and permitted assigns. Except as expressly set forth in the prior sentence, (a) none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of any party hereto or any of their Affiliates, and (b) no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other party hereto.

Section 6.6            Conspicuous & Headings. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE OR ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW. The headings of the several articles and sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 6.7            Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all previous agreements, negotiations, discussions, understandings, writings, commitments and conversations between the parties with respect to such subject matter. No agreements or understandings exist among the parties other than those set forth or referred to herein or therein.

Section 6.8            Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties. In the event the parties are not able to agree, such provision shall be construed by limiting and reducing it so that such provision is valid, legal, and fully enforceable while preserving to the greatest extent permissible the original intent of the parties; the remaining terms and conditions of this Agreement shall not be affected by such alteration.

Section 6.9            No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 6.10          Governing Law; Venue; Waiver of Jury Trial.

(a)           THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)           EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR RESULTING FROM THIS AGREEMENT, OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 6.10.

(c)           THE PARTIES HEREBY AGREE THAT ANY SUIT, ACTION OR PROCEEDING SEEKING TO ENFORCE ANY PROVISION OF, OR BASED ON ANY MATTER RELATING TO, ARISING OUT OF OR RESULTING FROM OR IN CONNECTION WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER IN CONTRACT, TORT OR OTHERWISE, SHALL BE BROUGHT IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR IF SUCH COURT DOES NOT HAVE JURISDICTION, IN ANY FEDERAL COURT WITHIN THE STATE OF DELAWARE ONLY, AND THAT ANY CAUSE OF ACTION RELATING TO, ARISING OUT OF OR RESULTING FROM THIS AGREEMENT SHALL BE DEEMED TO HAVE ARISEN FROM A TRANSACTION OF BUSINESS IN THE STATE OF DELAWARE. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING THAT IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HERETO AGREES THAT A JUDGMENT IN ANY SUCH ACTION MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(d)           Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 6.2 or in such other manner as may be permitted by law.

Section 6.11          Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

Section 6.12          Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated by this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, equity holder, Affiliate, agent, attorney, advisor, consultant or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more party under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated by this Agreement.

Section 6.13          Injunctive Relief. The parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the parties. Prior to the termination of this Agreement pursuant to Section 6.1, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 6.13, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at applicable Law or in equity. Each party accordingly agrees (a) the non-breaching party will be entitled to injunctive and other equitable relief, without proof of actual damages; and (b) the alleged breaching party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement and will not plead in defense thereto that there are adequate remedies under applicable Law, all in accordance with the terms of this Section 6.13. Each party further agrees that no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 6.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 6.14          No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in MLP any direct or indirect ownership or incidence of ownership of or with respect to the Common Units. All rights, ownership and economic benefits of and relating to the Common Units shall remain vested in and belong to Parent, and MLP shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of Parent or exercise any power or authority over Parent in the voting or disposition of any Common Units, except as otherwise expressly provided herein.

Section 6.15          Disclosure. Parent consents to and authorizes the publication and disclosure by MLP of the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Proxy Statement, and any other disclosure document required in connection with the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement.

Section 6.16          Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the “knowledge” of Parent means the actual knowledge of any officer of Parent after due inquiry.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

Höegh LNG Holdings Ltd.

By:	/s/ Camilla Nyhus-Møller
Name:	Camilla Nyhus-Møller
Title:	Authorised Signatory

[Signature Page to Voting and Support Agreement]

Höegh LNG Partners LP

By:	/s/ Håvard Furu
Name:	Håvard Furu
Title:	Authorised Signatory

[Signature Page to Voting and Support Agreement]